Exhibit 1

Mastech Digital, Inc.

Stock Purchase Agreement between

Sunil Wadhwani and Sunil Wadhwani 2020 Exempt Family Trust

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of December 16, 2022 by and between Sunil Wadhwani (“Seller”) and Sunil Wadhwani 2020 Exempt Family Trust (“Purchaser”):

WHEREAS, Seller desires to sell 991,000 shares of Common Stock in Mastech Digital, Inc. (the “Corporation”) to Purchaser and Purchaser desires to purchase such stock from Seller pursuant to the terms and conditions set forth in the Agreement.

NOW, THEREFORE, in consideration of the above premises and mutual covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The foregoing recitals are hereby incorporated herein and made a part hereof.

2. Purchase and Sale of Stock. Seller hereby sells, transfers and assigns to Purchaser, and Purchaser hereby purchases from Seller, together with all distributions and voting rights thereof, 991,000 shares of Common Stock in the Corporation (the “Stock”).

3. Consideration.

(a)

As consideration for the Stock, Purchaser hereby agrees to pay Seller the “fair market value” (as hereinafter defined) of the Stock as of the date hereof (the “Purchase Price”), which is not known with certainty on the date hereof but will be determined based on all relevant information as of the date hereof. Furthermore, the fair market value determined is subject to challenge by the Internal Revenue Service (the “IRS”). Seller has retained Gleason Experts (the “Appraiser”) to make a good-faith determination of such fair market value as of the date hereof in written appraisal to be completed as soon as reasonably practicable (the “Appraisal”). Seller and Purchaser shall receive copies of all drafts of the Appraisal and shall have the right to provide comments to the Appraiser after receiving such drafts. Upon completion of the Appraisal, Seller and Purchaser shall execute a Confirmation Agreement substantially in the form of Exhibit B in which they represent that they each have had an opportunity to review the Appraisal and provide comments to the Appraiser and in which they confirm the Purchase Price as determined based on the Appraisal. Upon completion of the Appraisal, Seller shall also write the Purchase Price, based on the Appraisal, on the following line: $11,510,713.

(b)

The Purchase Price shall be paid by Purchaser’s execution and delivery to Seller of a promissory note substantially in form of Exhibit A attached hereto and hereby made a part hereof with a face amount equal to the Purchase Price.

4. Price Adjustment. If the IRS successfully challenges the fair market value of the Stock in a proceeding of any type related to the tax consequences of this Agreement, the Purchase Price and face amount of the promissory note shall be adjusted accordingly so that the Purchase Price and face amount of the promissory note are equal to the fair market value of the Stock as finally determined for federal gift tax purposes (the “Final Purchase Price”).

5. Fair Market Value. As used herein, the “fair market value” of the Stock shall mean the price at which such Stock would change hands as of the date of this Agreement between a hypothetical willing buyer and a hypothetical willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

6. Warranties and Representations of Seller. Seller warrants and represents to Purchaser, effective as of the date hereof, as follows:

(a)	No prior assignment of the Stock have been made by Seller.

(b)	Seller is the owner of the Stock free and clear of any claims, liens, charges or encumbrances.

(c)	Seller has full right, power and authority to transfer the Stock to Purchaser, and to otherwise enter into this Agreement and to consummate the transaction contemplated herein.

(d)

After the transfers contemplated by this Agreement, Purchaser shall be vested with good and marketable title to the Stock free and clear of any claims, liens, charges or encumbrances other than those imposed under this Agreement as of the date hereof.

(e)

Seller hereby directs the person charged with maintaining the Corporation’s books and records to record the transfer of the Stock to Purchaser on the Corporation’s books and records as of the date hereof.

7. Warranties and Representations of Purchaser. Purchaser warrants and represents to Seller, effective as of the date hereof, that Purchaser has full right, power and authority to acquire the Stock, and to otherwise enter into this Agreement and consummate the transaction contemplated herein, and accepts the Stock and assumes all of the obligations of Seller with respect thereto and agrees to be bound by and comply with the bylaws of the Corporation.

8. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each party agrees to execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

9. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, giving effect to its conflict of laws rules.

10. Binding Nature of Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the heirs, successors and assigns of each of the respective parties hereto.

11. Entire Agreement. This Agreement represents the parties’ entire agreement with respect to its subject matter and supersedes all prior communications, understandings and agreements with respect thereof. This Agreement may not be amended except by written agreement executed by all parties hereto.

12. Severability. If any provisions hereof shall be or become unenforceable for any reason, the validity and effect of all other provisions shall not be affected thereby.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall be deemed to be one and the same instrument. Documents executed, scanned (in .PDF or similar reprographic format), and/or executed (and, as appropriate, witnessed and/or notarized) electronically using electronic signature software (e.g., DocuSign or similar software), or similar methods (each a method of “Electronic Execution”) and transmitted electronically shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such Electronic Execution having the same legal and binding effect as original signatures.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:

/s/ Sunil Wadhwani
Sunil Wadhwani

PURCHASER:

Sunil Wadhwani 2020 Exempt Family Trust
By: The Northern Trust Company of Delaware, as
trustee

/s/ Gregory Wood
By: Gregory Wood,
As its: Senior Vice President
The Northern Trust Company of Delaware

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